Exhibit 99.1
Cyan Raises Revenue Range for Fourth Quarter 2014 and Schedules Financial Results Conference Call

PETALUMA, Calif., January 7, 2015, Cyan (NYSE: CYNI), a leading provider of SDN, NFV, and packet-optical solutions for network operators, today raised its revenue range for the fourth quarter ended December 31, 2014.

Based on preliminary results, fourth quarter 2014 revenue is expected to be between $30 million and $31 million, exceeding the company’s prior guidance of $24 million to $26 million.

“Fourth quarter revenue outpaced our initial expectations due to strong demand for our Z-Series packet-optical hardware for both metro and regional 100G and packet applications,” said Mark Floyd, Cyan’s chairman and chief executive officer. “We continue to believe that in the first half of 2015 we will convert some of our SDN and NFV trials into wins. Between the growing traction for our Z-Series hardware and the accelerating commercial interest we are seeing for our SDN and NFV software, we are excited about our role as the supplier of choice for critical network transformation technology. We look forward to sharing more details when we announce our full fourth quarter and 2014 results.”

Conference Call
Cyan expects to report its complete financial results for fourth quarter 2014 and fiscal year ended December 31, 2014 after the U.S. markets close on Wednesday, February 18, 2015. Company management will host a conference call to discuss the results that day at 2:00 p.m. Pacific time.

The conference call can be accessed with the following information approximately 10 minutes prior to the start of the call:

DIAL IN NUMBER FOR US AND CANADA: 1-888-417-8516

DIAL IN NUMBER FOR INTERNATIONAL CALLS: 1-719-785-1753

PASSCODE: CYAN

The call will be broadcast live over the internet in an audio webcast that can be found in the Investor section of the company's website: http://www.cyaninc.com.

REPLAY INFORMATION

Replay Via Phone: A replay will be available from approximately 5:00 p.m. Pacific time on February 18, 2015, through 5:00 p.m. Pacific time on March 4, 2015 by dialing 1-888-203-1112 (US & Canada) or 1-719-457-0820 (International) with the passcode: 2379692#.

Replay Via Internet: An online audio replay will also be available concluding the call for approximately 90 days and can be accessed at: http://investor.cyaninc.com/investors/events-and-presentations/events/.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements relating to Cyan’s expected revenue results for its fourth quarter 2014. Forward-looking statements made are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management's current expectations and involve a number of risks and uncertainties. Actual results and timing of events could differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: the risk that demand for our Z-Series packet-optical hardware declines in any period or continues to be subject to significant fluctuations and the risk that the market for SDN and NFV solutions fails to develop in the near term or that our Blue Planet solutions fail to gain market acceptance. Further information on these risks and other factors that could affect our financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including our Form 10-Q filed for the quarter ended September 30, 2014 and our Form 10-K that we filed for the year ended December 31, 2013. These documents are available on the SEC Filings section of the Investor section of our website at investor.cyaninc.com. All forward-looking statements in this press release are based on information available to us as of the date hereof. We undertake no obligation to revise or update these forward-looking statements in light of new information or future events, other than as required by law. Results reported herein should not be considered as an indication of future performance.

About Cyan
Cyan (NYSE: CYNI) enables network transformation. The company's software-defined network (SDN) solutions deliver orchestration, agility, and scale to networks, that until now, have been static and hardware driven. Serving carriers, enterprises, governments, and data centers globally, Cyan's open platforms provide multi-vendor control and visibility to network operators, making service delivery more efficient and profitable. Cyan solutions include Blue Planet SDN software, Z-Series packet-optical transport platforms. For more information, please visit www.cyaninc.com or follow Cyan on Twitter at http://twitter.com/CyanNews.

Source: Cyan, Inc.

Investor Relations Contact
The Blueshirt Group
Maria Riley
+ 1 707.283.2850
ir@cyaninc.com

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